SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Bluerock Total Income+ Real Estate Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):

[X]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

August 11, 2025

Dear Shareholder,

As a shareholder in the Bluerock Total Income+ Real Estate Fund (the “Fund”), you recently received a proxy communication via e-mail or in the mail in connection with the Special Meetings of Shareholders (the “Special Meetings”) to be held on September 3, 2025.
Shareholders are being asked to consider and approve the Proposals which are intended to support your Fund listing its shares on the New York Stock Exchange (“NYSE”).  IF THE PROPOSALS ARE APPROVED AND THE FUND IS LISTED ON THE NYSE, ALL SHAREHOLDERS WILL BE ABLE TO SELL AND BUY FUND SHARES DAILY AT THEIR MARKET PRICE.
After careful consideration, the Board of Trustees unanimously recommends shareholders vote FOR ALL of the Proposals.  It is important that you exercise your right to vote.  Please take a moment to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by telephone or internet.
If the Proposals are approved, it is also important for you to know:
➢	The total annual Fund operating expenses are expected to decrease.
➢	The Fund’s investment objective and investment policies will remain unchanged.
You and your fellow shareholders will have a substantial positive impact on the vote if you act early.

Vote by Phone by calling 1-877-614-9587 and speaking with a proxy voting specialist today.  Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

	Vote by Internet by visiting the internet address on the enclosed card and following the instructions.

If you plan on attending the virtual Special Meetings, please email our proxy solicitor at bluerockproxy@client.sodali.com for additional information.
If you have any questions or need assistance in voting, please contact our proxy solicitor, Sodali Fund Solutions (“SFS”) at 1-877-614-9587. Please note that an SFS representative may call you to assist in voting.
Thank you,
RAMIN KAMFAR
CHAIRMAN OF THE BOARD
BLUEROCK TOTAL INCOME+ REAL ESTATE FUND